Exhibit 99.2

FOR IMMEDIATE RELEASE/October 1, 2009

Anthony S. Marucci	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Matthew Driscoll
Celldex Therapeutics, Inc.	Celldex Therapeutics, Inc.	BMC Communications Group
(781) 433-0771	(781) 433-0771	(212) 477-9007 x20
	IR@celldextherapeutics.com	mdriscoll@bmccommunications.com

Celldex Therapeutics Announces Completed Acquisition of CuraGen Corporation

NEEDHAM, Mass (October 1, 2009):  Celldex Therapeutics, Inc. (Nasdaq: CLDX) announced today the successful completion of its acquisition of CuraGen Corporation (Nasdaq: CRGN) pursuant to the previously disclosed Agreement and Plan of Merger, dated as of May 28, 2009, by and among CuraGen, Celldex and Celldex’s merger subsidiary, Cottrell Merger Sub, Inc. The Agreement and Plan of Merger was approved by CuraGen’s stockholders and the issuance of shares of Celldex common stock was approved by Celldex’s stockholders at special stockholder meetings held on September 30, 2009. Concurrent with the closing of the merger, Celldex added one position to its Board of Directors and Dr. Timothy Shannon, President and Chief Executive Officer of CuraGen, joined the Celldex Board of Directors.

“Celldex is focused on advancing our pipeline of targeted immunotherapeutics and we look forward to integrating CuraGen’s assets to augment our Precision Targeted Immunotherapy Platform,” stated Anthony Marucci, President and Chief Executive Officer of Celldex. “We’ve also significantly strengthened our balance sheet and look forward to a very productive and promising 2010.”

The purchase price for CuraGen was approximately $93.5 million after giving effect to the adjustments described in the Agreement and Plan of Merger to reflect CuraGen’s net cash balance of approximately $53.5 million.  As a result of the merger, CuraGen has become a wholly owned subsidiary of Celldex.

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119 FOURTH AVENUE   NEEDHAM, MA  02494-2725 USA   781-433-0771   FAX  781-433-0262

www.celldextherapeutics.com

About Celldex Therapeutics, Inc.

Celldex Therapeutics is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases. Celldex’s immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization of our programs. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the successful integration of the businesses, multiple technologies and programs of CuraGen and Celldex; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company’s programs to continue to develop; the inability to obtain additional capital; the inability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2008, and its Forms 10-Q and 8-K.

CRGN-P

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